Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate of Incorporation, and does hereby certify that:

FIRST: The name of the corporation is Harvard Apparatus Regenerative Technology, Inc. (the “Corporation”).

SECOND: The registered office in the State of Delaware for the Corporation is to be located at is 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, County of Kent. The registered agent in charge thereof is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The amount of the total authorized capital stock of the Corporation is One Hundred (100) shares, $0.01 par value per share, all classified as Common stock.

FIFTH: No holder of any of the shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the Corporation may issue or sell, whether or not such shares are exchangeable for any shares of the Corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Certificate of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the Corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the Corporation, as such holder, have any right to purchase or subscribe for any obligations which the Corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the Corporation any shares of any class or classes.

SIXTH: The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
David Green	84 October Hill Road
Holliston, Massachusetts 01746

SEVENTH: The duration of the Corporation shall be perpetual.

EIGHTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the By-Laws of the Corporation.

NINTH: Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ELEVENTH: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the General Corporation Law, as the same may be supplemented and/or amended. Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TWELFTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article TWELFTH shall not adversely affect any right or protection of any such person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

THIRTEENTH: Subject to any additional vote required by this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws of the Corporation.

FOURTEENTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Dated this 3rd day of May, 2012.

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the Incorporator of the Corporation as of the date set forth above.

/s/ David Green
David Green, Incorporator